Exhibit 99.1

Schnitzer Reports First Quarter 2017 Financial Results

Auto and Metals Recycling Delivers Best First Quarter Performance Since Fiscal 2012

PORTLAND, Ore.--(BUSINESS WIRE)--January 5, 2017--Schnitzer Steel Industries, Inc. (Nasdaq: SCHN) today reported a loss per share from continuing operations of $0.05 for the fiscal 2017 first quarter ended November 30, 2016 and an adjusted loss per share from continuing operations of $0.03. Reported and adjusted first quarter results include an adverse impact on operating costs in the Steel Manufacturing Business (SMB) of approximately $2.5 million, or $0.09 per share, resulting from outages related to a major equipment upgrade and maintenance downtime. In comparison, the Company had a loss per share from continuing operations of $0.19 in the prior year first quarter and an adjusted loss per share from continuing operations of $0.13. For a reconciliation of the adjusted results to U.S. GAAP, please see the Non-GAAP Financial Measures provided after the financial statements in this document.

Auto and Metals Recycling (AMR) delivered its best first quarter performance since fiscal 2012 primarily due to higher benefits achieved from the successful execution of cost reduction and productivity initiatives and improved market conditions. In the Steel Manufacturing Business (SMB), continued pressure from low-priced imports on finished steel selling prices and volumes, combined with the higher operating costs associated with a major equipment upgrade and maintenance downtime, adversely impacted results as compared to the prior year and the fourth quarter of fiscal 2016.

The Company currently expects AMR’s operating income for the second quarter to increase sequentially and year-over-year driven by the continued improvements in market conditions for recycled metals. AMR’s second quarter performance is expected to reflect higher ferrous average selling prices and sales volumes and an anticipated favorable impact from average inventory accounting, as well as continued benefits from previously announced cost reduction and productivity initiatives. The Company currently anticipates SMB’s second quarter performance to be slightly improved from the first quarter due to higher selling prices, with the elimination of the expenses associated with the equipment upgrade expected to be offset by higher raw material costs and higher inventory costs associated with low production volumes resulting from the downtime.

“In the first quarter, AMR delivered a substantial increase in operating income compared to the prior year quarter, largely due to the increased contributions from the successful implementation of our cost savings and productivity initiatives. In the second quarter, our expectations for improved performance are underpinned by the stronger market environment that we are experiencing as well as continued progress on our strategic initiatives to reduce costs, deliver internally-generated synergies and drive further productivity initiatives,” commented Tamara Lundgren, President and Chief Executive Officer.

Summary Results
($ in millions, except per share amounts)
	Quarter
	1Q17	1Q16	Change	4Q16	Change
Revenues	$334	$321	4%	$391	(14)%
Operating income (loss)	$1	$(4)	NM	$18	(97)%
Other asset impairment charges	—	—	NM	2	(82)%
Restructuring charges and other exit-related activities	—	2	(90)%	(1)	NM
Recoveries related to the resale or modification of previously contracted shipments	—	—	NM	(1)	(75)%
Adjusted operating income (loss)(1)(2)	$1	$(2)	NM	$19	(94)%
Net income (loss) attributable to SSI	$(1)	$(5)	(75)%	$16	NM
Net income (loss) from continuing operations attributable to SSI	$(1)	$(5)	(76)%	$16	NM
Adjusted net income (loss) from continuing operations attributable to SSI(1)	$(1)	$(4)	(76)%	$17	NM
Net income (loss) per share attributable to SSI	$(0.05)	$(0.20)	(75)%	$0.58	NM
Net income (loss) per share from continuing operations attributable to SSI	$(0.05)	$(0.19)	(76)%	$0.59	NM
Adjusted diluted earnings (loss) per share from continuing operations attributable to SSI(1)	$(0.03)	$(0.13)	(74)%	$0.60	NM
(1) See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(2) May not foot due to rounding.
NM = Not Meaningful

Auto and Metals Recycling

Summary of Auto and Metals Recycling Results
($ in millions, except selling prices and data per ton; Fe volumes 000s long tons; NFe volumes Ms lbs)
	Quarter
	1Q17	1Q16	Change	4Q16	Change
Total revenues	$305	$273	12%	$343	(11)%
Ferrous revenues	$184	$163	12%	$211	(13)%
Ferrous volumes	834	805	4%	914	(9)%
Avg. net ferrous sales prices ($/LT)(1)	$196	$179	9%	$209	(6)%
Nonferrous revenues(2)	$91	$78	17%	$103	(11)%
Nonferrous volumes(3)	136	111	22%	153	(11)%
Avg. net nonferrous sales prices ($/lb)(1)(3)	$0.58	$0.63	(8)%	$0.59	(2)%
Cars purchased for retail (000s)	94	77	22%	92	2%
Operating income(4)	$12	$2	510%	$20	(38)%
Operating income per Fe ton	$15	$3	489%	$22	(32)%
Adjusted operating income(4)(5)	$12	$2	503%	$20	(37)%
Adjusted operating income per Fe ton	$15	$3	482%	$21	(31)%
(1) Sales prices are shown net of freight.
(2) An adjustment of certain intrasegment items was made between nonferrous revenue and retail and other revenue for the quarter ended November 30, 2015 to conform with the presentation for the quarter ended November 30, 2016. The adjustment had no impact on previously reported total revenues or earnings.
(3) Average sales price and volume information excludes platinum group metals (“PGMs”) in catalytic converters
(4) Segment operating income (loss) does not include the impact of restructuring charges and other exit-related activities.
(5) See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.

Volumes: Ferrous sales volumes in the first quarter were 4% higher versus the prior year quarter, primarily due to stronger export demand. Compared to the fourth quarter, volumes in the first quarter were 9% lower, reflecting reduced seasonal sales activity. Nonferrous sales volumes increased 22% versus the prior year first quarter, but declined 11% sequentially. Export customers accounted for 65% of total ferrous sales volumes. Ferrous and nonferrous products were exported to 17 countries with Turkey, India and South Korea the top export destinations for ferrous shipments.

Pricing: Ferrous scrap prices were lower in the first half of the quarter compared to August levels before strengthening toward the end of October, driving both export and domestic prices higher for shipments in December. Average ferrous prices for shipments during the quarter declined 6% from fourth quarter levels, reflecting lower demand in the first half of the quarter, but were 9% higher compared to the prior year quarter when ferrous prices reached near-decade lows. Nonferrous prices decreased 8% from the prior year quarter and 2% sequentially.

Margins: Operating income of $15 per ferrous ton in the first quarter increased five-fold compared to the prior year quarter due to a combination of continued execution on cost saving and productivity initiatives, which contributed approximately $5 million in operating income benefits, and strengthening market conditions which led to a reduced adverse impact from average inventory accounting. Compared to the fourth quarter, the lower price and volume environment compressed margins which resulted in lower operating income. Operating results for the first quarter included an estimated $2 million, or $2 per ton, adverse impact from average inventory accounting which compares to an estimated $7 million, or $8 per ton, adverse impact in the prior year quarter and an estimated $3 million, or $3 per ton, adverse impact in the fourth quarter.

Steel Manufacturing Business

Summary of Steel Manufacturing Business Results
($ in millions, except selling prices; volume 000s of short tons)

	Quarter
	1Q17	1Q16	Change	4Q16	Change
Revenues	$53	$72	(27)%	$69	(23)%
Operating income (loss)(2)	$(3)	$3	NM	$1	NM
Adjusted operating income (loss)(1)(2)	$(3)	$3	NM	$3	NM
Avg. net sales prices ($/ST)	$492	$554	(11)%	$528	(7)%
Finished steel sales volumes	101	123	(18)%	123	(18)%
Rolling mill utilization(3)	65%	68%		71%
(1) See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(2) Segment operating income (loss) does not include the impact of restructuring charges and other exit-related activities.
(3) Rolling mill utilization for the first quarter of fiscal 2017 is based on effective annual production capacity under current conditions of 580 thousand tons of finished steel products, reflecting a decrease in the effective finished steel production capacity resulting from the decommissioning of the older rolling mill during the quarter.
NM = Not Meaningful

Sales Volumes: Finished steel sales volumes in the first quarter decreased 18% sequentially and year-over-year, reflecting import competition and seasonally reduced demand from customer de-stocking.

Pricing: Average net sales prices for finished steel products declined 11% from the prior year quarter and 7% sequentially, primarily reflecting the adverse impact of lower-priced imports on market prices.

Margins: During the quarter, SMB completed a major equipment upgrade to its rolling mill which, together with maintenance outages, increased operating costs by approximately $2.5 million. As a result, SMB reported an operating loss of $3 million, which also reflected the continued adverse impact of finished steel imports on average selling prices and volumes.

Corporate Items

Corporate selling, general and administrative expense in the first quarter of fiscal 2017 of $9 million approximated the prior year first quarter and was higher sequentially primarily due to a fiscal 2016 fourth quarter benefit of $6 million from an insurance reimbursement of legal and other defense costs incurred in previous years.

In recent years, the Company implemented $160 million of cost reduction and productivity initiatives to more closely align its business with market conditions. These initiatives included $30 million of cost savings and productivity measures announced in the second quarter of fiscal 2016, of which $13 million was delivered in the second half of fiscal 2016. In the first quarter of fiscal 2017, the Company achieved approximately $7 million in consolidated incremental benefits compared to the prior year quarter and expects to achieve substantially all of the remaining $10 million of annual cost savings by the end of fiscal 2017.

In the first quarter, the Company generated operating cash flow of $6 million. Total debt at the end of the first quarter was $188 million and debt, net of cash was $180 million (see Non-GAAP Financial Measures for reconciliation to U.S. GAAP). The Company returned capital to shareholders through its 91st consecutive quarterly dividend.

The Company’s effective tax rate was a benefit of 9% in the first quarter which was lower than the federal statutory rate primarily due to the Company’s full valuation allowance positions partially offset by increases in deferred tax liabilities.

Analysts’ Conference Call: First Quarter of Fiscal 2017

A conference call and slide presentation to discuss results will be held today, January 5, 2017, at 11:30 a.m. EDT hosted by Tamara Lundgren, President and Chief Executive Officer, and Richard Peach, Senior Vice President, Chief Financial Officer, and Chief of Corporate Operations. The call and the slides will be webcast and accessible on the Company’s website at www.schnitzersteel.com.

Summary financial data is provided in the following pages. The slides and related materials will be available prior to the call on the website.

SCHNITZER STEEL INDUSTRIES, INC.
FINANCIAL HIGHLIGHTS
(in thousands)
(Unaudited)

	For the Three Months Ended
	November 30, 2016	August 31, 2016	November 30, 2015

REVENUES:

Auto and Metals Recycling:
Ferrous revenues	$183,754	$210,954	$163,413
Nonferrous revenues(2)	90,936	102,545	77,590
Retail and other revenues(2)	30,248	29,905	31,962
Total Auto and Metals Recycling revenues	304,938	343,404	272,965
Steel Manufacturing Business	52,596	68,689	71,901
Intercompany sales eliminations	(23,373)	(21,429)	(23,668)
Total revenues	$334,161	$390,664	$321,198

OPERATING INCOME (LOSS):

AMR operating income(3)	$12,419	$20,071	$2,036
SMB operating income (loss)(3)	$(3,081)	$936	$2,754
Consolidated operating income (loss)	$587	$18,376	$(4,028)

Adjusted AMR operating income(1)(3)	$12,280	$19,516	$2,036
Adjusted SMB operating income (loss)(1)(3)	(2,680)	3,160	2,754
Adjusted segment operating income(1)(3)	9,600	22,676	4,790
Corporate expense	(8,982)	(4,360)	(8,299)
Intercompany eliminations	432	753	1,406
Adjusted operating income (loss)(1)	1,050	19,069	(2,103)
Other asset impairment charges	(401)	(2,224)	—
Restructuring charges and other exit-related activities	(201)	976	(1,925)
Recoveries related to the resale or modification of previously contracted shipments	139	555	—
Total operating income (loss)	$587	$18,376	$(4,028)
(1) See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(2) An adjustment of certain intrasegment items was made between nonferrous revenue and retail and other revenue for the quarter ended November 30, 2015 to conform with the presentation for the quarter ended November 30, 2016. The adjustment had no impact on previously reported total revenues or earnings.
(3) Segment operating income (loss) does not include the impact of restructuring charges and other exit-related activities.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
(Unaudited)

	For the Three Months Ended
	November 30, 2016	August 31, 2016	November 30, 2015
Revenues	$334,161	$390,664	$321,198
Cost of goods sold	295,892	336,726	284,854
Selling, general and administrative	37,492	35,194	38,418
(Income) loss from joint ventures	(412)	(880)	29
Other asset impairment charges	401	2,224	—
Restructuring charges and other exit-related activities	201	(976)	1,925
Operating income (loss)	587	18,376	(4,028)
Interest expense	(1,741)	(2,110)	(1,859)
Other income, net	437	462	407
Income (loss) from continuing operations before income taxes	(717)	16,728	(5,480)
Income tax benefit	62	75	578
Income (loss) from continuing operations	(655)	16,803	(4,902)
Loss from discontinued operations, net of tax	(53)	(143)	(65)
Net income (loss)	(708)	16,660	(4,967)
Net income attributable to noncontrolling interests	(618)	(528)	(329)
Net income (loss) attributable to SSI	$(1,326)	$16,132	$(5,296)
Net income (loss) per share attributable to SSI:
Basic:
Net income (loss) per share from continuing operations attributable to SSI	$(0.05)	$0.60	$(0.19)
Net loss per share from discontinued operations attributable to SSI	—	(0.01)	—
Net income (loss) per share attributable to SSI(1)	$(0.05)	$0.59	$(0.20)
Diluted:
Net income (loss) per share from continuing operations attributable to SSI	$(0.05)	$0.59	$(0.19)
Net loss per share from discontinued operations attributable to SSI	—	(0.01)	—
Net income (loss) per share attributable to SSI(1)	$(0.05)	$0.58	$(0.20)

Weighted average number of common shares:
Basic	27,372	27,333	27,121
Diluted	27,372	27,623	27,121
Dividends declared per common share	$0.1875	$0.1875	$0.1875
(1) May not foot due to rounding.

SCHNITZER STEEL INDUSTRIES, INC.
SELECTED OPERATING STATISTICS
(Unaudited)

	QTD					Fiscal
	1Q17	1Q16	2Q16	3Q16	4Q16	2016
Auto and Metals Recycling
Ferrous selling prices ($/LT)(1)
Domestic	$184	$180	$161	$210	$216	$193
Export	$202	$179	$174	$218	$205	$195
Average	$196	$179	$169	$215	$209	$194
Ferrous sales volume (LT)
Domestic	287,942	290,170	282,200	322,315	329,911	1,224,596
Export	545,947	515,109	454,924	509,686	584,373	2,064,092
Total	833,889	805,279	737,124	832,001	914,284	3,288,688
Nonferrous average price ($/LB)(1)(2)	$0.58	$0.63	$0.59	$0.59	$0.59	$0.59
Nonferrous sales volume (000s LB)(2)	136,057	111,077	123,675	122,244	153,287	510,283
Car purchase volume (000s)(4)	94	77	70	79	92	319
Auto stores at end of quarter	52	55	55	53	52	52
Steel Manufacturing Business
Average sales prices ($/ST)(1)(3)	$492	$554	$504	$501	$528	$522
Sales volume (ST)(3)
Rebar	73,903	85,899	71,935	84,193	88,591	330,618
Coiled products	23,934	32,482	33,742	42,168	29,891	138,283
Merchant bar and other	3,038	4,757	3,974	6,490	4,080	19,301
Total	100,875	123,138	109,651	132,851	122,562	488,202
Rolling mill utilization(5)	65%	68%	61%	53%	71%	63%
(1) Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer.
(2) Excludes PGM metals in catalytic converters.
(3) Excludes billet sales.
(4) Cars purchased by auto stores only.
(5) Rolling mill utilization for the first quarter of fiscal 2017 is based on effective annual production capacity under current conditions of 580 thousand tons of finished steel products, reflecting a decrease in the effective finished steel production capacity resulting from the decommissioning of the older rolling mill during the quarter.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	November 30, 2016	August 31, 2016
Assets
Current Assets:
Cash and cash equivalents	$8,100	$26,819
Accounts receivable, net	112,665	113,952
Inventories	148,094	132,972
Other current assets	25,419	26,063
Total current assets	294,278	299,806
Property, plant and equipment, net	385,750	392,820
Goodwill and other assets	198,866	198,803
Total assets	$878,894	$891,429

Liabilities and Equity
Current liabilities:
Short-term borrowings	$701	$8,374
Other current liabilities	125,209	125,280
Total current liabilities	125,910	133,654
Long-term debt	186,944	184,144
Other long-term liabilities	71,973	72,199
Equity:
Total Schnitzer Steel Industries, Inc. ("SSI") shareholders' equity	490,260	497,721
Noncontrolling interests	3,807	3,711
Total equity	494,067	501,432
Total liabilities and equity	$878,894	$891,429

Non-GAAP Financial Measures

This press release contains performance based on adjusted net income (loss) and adjusted diluted earnings (loss) per share from continuing operations attributable to SSI and adjusted consolidated, AMR and SMB operating income (loss), which are non-GAAP financial measures as defined under SEC rules. As required by SEC rules, the Company has provided reconciliations of these measures for each period discussed to the most directly comparable U.S. GAAP measure. Management believes that presenting adjusted non-GAAP financial measures provides a meaningful presentation of our results from business operations excluding adjustments for other asset impairment charges, restructuring charges and other exit-related activities, recoveries related to the resale or modification of previously contracted shipments, and income tax expense (benefits) associated with these adjustments, items which are not related to underlying business operational performance, and improves the period-to-period comparability of our results from business operations. These non-GAAP financial measures also excluded the impact on operating results in 2015 from the resale or modification of the terms, each at significantly lower prices due to sharp declines in selling prices, of certain previously-contracted bulk shipments for delivery during fiscal 2015. Recoveries resulting from settlements with the original contract parties, which began in fiscal 2016, are reported within SG&A expense in the quarterly statements of operations and are also excluded from the measures. Further, management believes that debt, net of cash, is a useful measure for investors because, as cash and cash equivalents can be used, among other things, to repay indebtedness, netting this against total debt is a useful measure of our leverage. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measures.

($ in millions)	Quarter
	1Q17	1Q16	4Q16
Consolidated operating income (loss):
Operating income (loss)	$1	$(4)	$18
Other asset impairment charges	—	—	2
Restructuring charges and other exit-related activities	—	2	(1)
Recoveries related to the resale or modification of certain previously contracted shipments	—	—	(1)
Adjusted operating income (loss)(1)	$1	$(2)	$19

AMR operating income:
Operating income	$12	$2	$20
Recoveries related to the resale or modification of certain previously contracted shipments	—	—	(1)
Adjusted AMR operating income(1)	$12	$2	$20

SMB operating income (loss):
Operating income (loss)	$(3)	$3	$1
Other asset impairment charges	—	—	2
Adjusted SMB operating income (loss)(1)	$(3)	$3	$3
(1) May not foot due to rounding.

Net income (loss) from continuing operations attributable to SSI
($ in millions)	Quarter
	1Q17	1Q16	4Q16
Net income (loss) from continuing operations attributable to SSI	$(1)	$(5)	$16
Other asset impairment charges	—	—	2
Restructuring charges and other exit-related activities	—	2	(1)
Recoveries related to the resale or modification of certain previously contracted shipments	—	—	(1)
Income tax expense (benefit) allocated to adjustments(2)	—	—	—
Adjusted net income (loss) from continuing operations attributable to SSI(1)	$(1)	$(4)	$17
(1) May not foot due to rounding.
(2) Income tax allocated to adjustments reconciling Reported and Adjusted net income (loss) from continuing operations attributable to SSI and diluted earnings per share from continuing operations attributable to SSI is determined based on a tax provision calculated with and without the adjustments.

Diluted earnings (loss) per share attributable to SSI
($ per share)	Quarter
	1Q17	1Q16	4Q16
Net income (loss) per share attributable to SSI	$(0.05)	$(0.20)	$0.58
Less: Loss per share from discontinued operations attributable to SSI	—	—	(0.01)
Net income (loss) per share from continuing operations attributable to SSI(1)	(0.05)	(0.19)	0.59
Other asset impairment charges, per share	0.01	—	0.08
Restructuring charges and other exit-related activities, per share	0.01	0.07	(0.04)
Recoveries related to the resale or modification of previously contracted shipments, per share	(0.01)	—	(0.02)
Income tax expense (benefit) allocated to adjustments, per share(2)	—	(0.01)	(0.01)
Adjusted diluted EPS from continuing operations attributable to SSI(1)	$(0.03)	$(0.13)	$0.60
(1) May not foot due to rounding.
(2) Income tax allocated to adjustments reconciling Reported and Adjusted net income (loss) from continuing operations attributable to SSI and diluted earnings per share from continuing operations attributable to SSI is determined based on a tax provision calculated with and without the adjustments.

Debt, net of cash
($ in thousands)
	November 30, 2016	August 31, 2016
Short-term borrowings	$701	$8,374
Long-term debt, net of current maturities	186,944	184,144
Total debt	187,645	192,518
Less: cash and cash equivalents	8,100	26,819
Total debt, net of cash	$179,545	$165,699

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled metal products in the United States with operating facilities located in 23 states, Puerto Rico and Western Canada. Schnitzer has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company’s integrated operating platform also includes auto parts stores and steel manufacturing. The Company’s steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. The Company began operations in 1906 in Portland, Oregon.

Safe Harbor for Forward-Looking Statements

Statements and information included in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Except as noted herein or as the context may otherwise require, all references to “we,” “our,” “us” and “SSI” refer to the Company and its consolidated subsidiaries.

Forward-looking statements in this press release include statements regarding future events or our expectations, intentions, beliefs and strategies regarding the future, which may include statements regarding trends, cyclicality and changes in the markets we sell into; the Company’s outlook or expected results, including pricing, sales volumes and profitability; strategic direction; changes to manufacturing and production processes; the cost of and the status of any agreements or actions related to our compliance with environmental and other laws; expected tax rates, deductions and credits; the realization of deferred tax assets; planned capital expenditures; liquidity positions; ability to generate cash from continuing operations; the potential impact of adopting new accounting pronouncements; obligations under our retirement plans; benefits, savings or additional costs from business realignment, cost containment and productivity improvement programs; and the adequacy of accruals.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “outlook,” “believes,” “expects,” “anticipates,” “intends,” “assumes,” “estimates,” “evaluates,” “may,” “will,” “could,” “opinions,” “forecasts,” “projects,” “plans,” “future,” “forward,” “potential,” “probable,” and similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. We may make other forward-looking statements from time to time, including in reports filed with the Securities and Exchange Commission, press releases and public conference calls. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and global economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. Some of these risks and uncertainties are discussed in “Item 1A. Risk Factors” in our most recent annual report on Form 10-K. Examples of these risks include: potential environmental cleanup costs related to the Portland Harbor Superfund site; the cyclicality and impact of general economic conditions; instability in international markets; volatile supply and demand conditions affecting prices and volumes in the markets for both our products and raw materials we purchase; imbalances in supply and demand conditions in the global steel industry; the impact of goodwill impairment charges; the impact of long-lived asset and joint venture investment impairment charges; the realization of expected benefits or cost reductions associated with productivity improvement and restructuring initiatives; difficulties associated with acquisitions and integration of acquired businesses; customer fulfillment of their contractual obligations; changes in the relative value of the U.S. dollar; the impact of foreign currency fluctuations; potential limitations on our ability to access capital resources and existing credit facilities; restrictions on our business and financial covenants under our bank credit agreement; the impact of the consolidation in the steel industry; inability to realize expected benefits from investments in technology; freight rates and the availability of transportation; the impact of equipment upgrades, equipment failures and facility damage on production; product liability claims; the impact of legal proceedings and legal compliance; the adverse impact of climate change; the impact of not realizing deferred tax assets; the impact of tax increases and changes in tax rules; the impact of a cybersecurity incident; costs associated with compliance with environmental regulations; inability to obtain or renew business licenses and permits; compliance with greenhouse gas emission regulations; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate.

CONTACT:
Schnitzer Steel Industries, Inc.
Investor Relations:
Alexandra Deignan, 646-278-9711
adeignan@schn.com
or
Company Info:
www.schnitzersteel.com
ir@schn.com